Exhibit 99.1

Global Equity International Inc. Successfully Agrees on Payment Plan with Mammoth Corporation in Order to Suspend Further Dilution of its Stock.

Dubai, December 7, 2017 — Global Equity International, Inc. (OTCQB: GEQU) and Mammoth Corporation would like to jointly announce that both parties have executed a legally binding agreement whereby Mammoth Corporation agreed to suspend further conversion of debt into equity and receive the remaining outstanding debt in six equal and manageable payments commencing January 15, 2018 and ending June 15, 2018. Subject to the agreement, Global Equity International Inc. agreed to allow Mammoth Corporation to execute one final conversion into equity, as it was their contractual right to do so anyway. In order to mitigate this final conversion, both parties agreed that Mammoth would be limited to a dribble-out and only be able to sell at a maximum rate of 15% of the Company´s daily trading volume. This dribble-out selling limitation should inherently allow the Company´s stock to continue to trade unencumbered.

Enzo Taddei, CFO of Global Equity International Inc., said: “I am very happy with the deal that I struck with Mr. Brad Hare, President of Mammoth Corporation, as it now allows us to finally put a cap on dilution and also allows us to maximize and manage the minimum US$2.64 million capital funding that we contractually agreed and expect to start to receive from William Marshal Plc. in tranches within this month of December. I have found Mammoth Corporation, and in particular Mr. Hare, to be serious industry professionals; they actually listen to the companies that they invest in and are always willing to make accommodations when it makes sense to do so. In the past, Mammoth has converted part of our debt to equity but has never proven to be an aggressive seller of our Company´s stock.”

Brad Hare, President of Mammoth Corporation, said: “After seeing the recently announced accomplishments of Global Equity International, we are confident that entering into this agreement will help the Company toward achieving its long term goals and enable management to execute on its business plan. As an additional vote of confidence, we think it will further benefit the Company to limit our possible sales with the inclusion of a dribble-out agreement.”

About Global Equity International Inc. and Subsidiaries.

Global Equity International Inc., through its wholly-owned foreign subsidiaries, advises worldwide business leaders with their most critical decisions and opportunities pertaining to growth, capital needs, structure and the development of a global presence. With offices in Dubai and London, Global Equity has developed significant relationships in the US, UK, Central Europe, the Middle East and South East Asia to assist clients in realizing their full value and potential by bringing them to external capital and resources that place an emphasis on collaborative thinking. Furthermore, because Global Equity has offices in key financial centers of the world, they are able to introduce their clients to a unique opportunity of listing their shares on any one of the many stock exchanges worldwide.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are no guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The company assumes no duty to update its forward-looking statements.

Contact details:

Mr. Enzo Taddei

Director and officer of Global Equity International Inc.

Tel. + (1) 321 200 0142

Web: www.globalquityinternational.com

Email: ir@globalequityinternational.com

Mr. Brad Hare

President of Mammoth Corporation

Tel. +(1) 847 540 5044

Email: brad@mammothcash.com

Web: www.mammoth4cash.com

Mr. Bruce A. Haase

RedChip Companies Inc.

Tel: +(1) 407 644 4256 - Ext. 131

Email: bruce@redchip.com

Web: www.redchip.com